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                                                                   EXHIBIT 99.2


               DIGITALTHINK TO ACQUIRE LEARNINGBYTE INTERNATIONAL

DigitalThink solidifies position as top provider of custom e-learning solutions to world's leading businesses while adding impressive
                         roster of Global 2000 customers

SAN FRANCISCO - August 14, 2001 - DigitalThink, Inc. (NASDAQ: DTHK), the leading provider of e-learning business solutions to Global 2000 companies, announced today an agreement to acquire LearningByte International, a proven provider of custom e-learning courseware. The addition of LearningByte solidifies DigitalThink's position as the top provider of custom e-learning solutions to large and complex global enterprises, positively impacts profitability, increases the array of delivery options available to the combined companies' customers and improves the scalability of course development.

        DigitalThink's planned acquisition of LearningByte also brings an impressive roster of Global 2000 customers together under one roof, including LearningByte's strong presence in the automotive, rental car and airline industries, serving companies such as DaimlerChrysler, American Honda, Thrifty Car Rental and Northwest Airlines. With the addition of LearningByte's courseware delivery options, which primarily consist of intranet delivered courseware, and proven production methodologies, DigitalThink will now be able to offer customers a variety of delivery mechanisms. The full range of solutions can be linked by DigitalThink's Web-based E-Learning Platform, which includes DigitalThink Learning Management, and offers customers an integrated migration path to a fully Web-based solution.

        "The acquisition of LearningByte is a key step in our strategy to further advance our leadership position in the e-learning market, particularly related to the delivery of a full range of custom e-learning solutions," said Jon Madonna, president and chief executive officer of DigitalThink. "With this acquisition DigitalThink significantly strengthens its market position through the addition of LearningByte's impressive customer base, a more flexible range of delivery options and increased production capabilities that are based on highly scalable and repeatable development methodologies."

SOLUTIONS FOR EVERY E-LEARNING NEED

        DigitalThink's Web-based solutions integrate with LearningByte's courseware via DigitalThink's powerful E-Learning Platform. Recent additions and improvements to the E-Learning Platform, including the introduction of DigitalThink Learning Management and DigitalThink Reporting & Analysis, allow companies to manage comprehensive and complex e-learning initiatives using a blended delivery approach.

        "Our customers typically must reach large, geographically dispersed audiences, some of which are not yet connected to the Internet," said Umberto Milletti, vice president of solutions management at




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DigitalThink. "The combined offering means that companies are now able to implement and manage blended e-learning initiatives using a single Web-based e-learning platform, all while generating measurable results that tie to bottom-line objectives."

PRODUCTION EFFICIENCIES ENHANCE DEVELOPMENT SCALE

        LearningByte brings with it a proven and scalable course development methodology as well as a large library of thousands of learning objects. Combined with a team of experienced people, DigitalThink will greatly enhance its ability to deliver high-quality custom and off-the-shelf catalog courses to its customers efficiently and effectively, employing a 24-hour a day production cycle.

        "The combination of DigitalThink's industry-leading E-Learning Platform and LearningByte's proven methodologies for producing high-quality custom courseware will provide our customers with a range of options they never had before," said Dr. Rajiv Tandon, president and CEO of LearningByte International. "The merger of DigitalThink and LearningByte will yield an impressive library of learning objects - reusable content that allows us to be highly efficient and to leverage best practices for each of our customers."

TRANSACTION DETAILS

        The acquisition of LearningByte International is expected to close by September 30, 2001. For the last six months of fiscal 2002 (the six months ending March 31, 2002), DigitalThink expects the acquisition to be accretive to both sales and earnings with targeted incremental revenues of $3-5 million and incremental earnings per share of $.01 to $.03. DigitalThink also expects LearningByte International to add approximately $10 million to revenue in fiscal 2003 and $.05 to $.10 per share. DigitalThink will issue approximately 4.5 million shares in this transaction.

About DigitalThink

DigitalThink, Inc. is the leading provider of e-learning business solutions to Global 2000 companies, delivering measurable business results through its award-winning content and powerful E-learning Platform. The company's comprehensive array of learning solutions are tightly aligned with strategic business objectives, provide a highly engaging learning environment and include powerful management tools to measure learning effectiveness and return on investment (ROI). From workforce development to sales force effectiveness to customer acquisition and retention, DigitalThink e-learning has delivered bottom-line benefits to smart companies such as McDonald's, Charles Schwab & Co., Circuit City, Cisco Systems, Deutsche Bank, EDS, The Gallup Organization, GE Capital, KPMG Consulting and Sun Microsystems. More information can be found on the Web at www.digitalthink.com.

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The statements contained in this release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding DigitalThink's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, the LearningByte International acquisition, the integration of LearningByte International services and customers, the potential impact of the acquisition on DigitalThink's market position, and prospects for the e-learning market in general. All forward-looking statements included in this release are based upon information available to DigitalThink as of the date hereof, and DigitalThink assumes no obligation to update any such forward-looking statement. Actual results could differ materially from DigitalThink's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, our limited operating history, expected fluctuation of our quarterly revenues, our ability to recognize revenues in accordance with our expectations, successful hiring and retention, the strength of our brand awareness, and other factors and risks discussed in DigitalThink's Registration Statement on Form S-1, dated February 25, 2000, as amended and filed with the Securities and Exchange Commission and any reports filed from time to time with the Securities and Exchange Commission.